Exhibit h(2)

SOUND SHORE FUND, INC.

FUND ACCOUNTING AGREEMENT

AGREEMENT made the 29th day of January, 2009, between Sound Shore Fund, Inc. (the “Fund”), a corporation operating as an open-end investment company under the Investment Company Act of 1940, duly organized and existing under the laws of the State of Maryland, with its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and Citi Fund Services Ohio, Inc., having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (“Citi”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company and may issue its shares of common stock, par value $0.001 per share (the “Shares”), in separate series and classes; and

WHEREAS, the Fund and Forum Accounting Services LLC (“FAS”) entered into a Fund Accounting Agreement on January 1, 1996 (the “1996 Agreement”);

WHEREAS, effective July 31, 2008, the parties agreed that Citi would replace FAS as a party to the 1996 Agreement, with Citi assuming all the rights, duties and obligations of FAS under that Agreement;

WHEREAS, the Fund and Citi wish to enter into this new agreement reflecting their direct relationship;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and Citi do hereby agree as follows:

SECTION 1. SERVICES TO BE PERFORMED. Citi shall perform the services listed in this Section. Citi, acting as fund accountant and the Fund’s administrator (the “Administrator”), may from time to time adopt such procedures as they agree upon to implement the terms of this Section.

(a) Books and Records. Citi shall prepare and maintain on behalf of the Fund the following books and records pursuant to Rule 31a-1 under the Act (the “Rule”):

(i)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)	Journals and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv));

(iii)	A record of each brokerage order given by or on behalf of the Fund for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

(iv)	A record of all options, if any, in which the Fund has any direct or indirect interest or which the Fund has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property as required by subsection (b)(7) of the Rule;

(v)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

(vi)	Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to these provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

The forgoing books and records shall be prepared and maintained in such form, for such periods and in such locations as may be required by applicable regulation and shall be the property of the Fund. Citi agrees to make such books and records available for inspection by the Fund or by the Securities and Exchange Commission at reasonable times and as otherwise directed by Administrator.

(b) Accounting Services. Citi shall:

(i)	Calculate the net asset value per share with the frequency prescribed in the Fund’s then-current Prospectus;

(ii)	Calculate dividends and capital gain distributions, if any, as required by the Fund;

(iii)	Calculate the yield, effective yield, tax equivalent yield and total return for the Fund, and each class thereof, as applicable, and such other measure of performance as may be agreed upon between the parties hereto;

(iv)	Provide the Fund and such other persons as Administrator may direct with the following reports:

(A)	a current securities position report,

(B)	a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order), and

(C)	a current cash position and projection report;

(v)	Prepare and record, as of each time when the net asset value of the Fund is calculated or as otherwise directed by Administrator, either

(A)	a valuation of the assets in the Fund (based upon the use of outside services normally used and contracted for this purpose by Citi in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with Administrator’s instructions in the case of all other assets), or

(B)	a calculation confirming that the market value of the Fund’s assets does not deviate from the amortized cost value of those assets by more than a specified percentage agreed to from time to time by Citi and Administrator;

(vi)	Make such adjustments over such periods as Citi deems necessary to reflect over-accruals or under-accruals of estimated expenses or income; and

(vii)	Obtain necessary information from Administrator and the Fund’s transfer agent in order to prepare, and file, the Fund’s Form N-SAR.

(c) Other Services. Citi shall.

(i)	Assist the Fund’s independent accountants and, upon approval of the Fund or Administrator, any regulatory body in any requested review of the Fund’s books and records maintained by Citi; and

(ii)	Prepare periodic reports to shareholders and the Securities and Exchange Commission and such other reports as may be agreed to from time to time and provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

SECTION 2. COMPENSATION.

(a) Fee. For the services provided by Citi pursuant to this Agreement, the Fund shall pay to Citi a fee as set forth in a separate Administration Agreement between the parties (the “Administration Agreement”). Should the Administration Agreement be terminated, the parties agree to negotiate in good faith a fee for the services provided hereunder.

(b) Reimbursement of Expenses. The Fund shall reimburse Citi for all of Citi’s reasonable out-of-pocket expenses incurred in the performance of its duties hereunder. The Fund also shall reimburse Citi for all reasonable expenses and employee time attributable to any review of the Fund’s accounts and records by the Fund’s independent accountants or any regulatory body outside of routine and normal periodic reviews and for all reasonable expenses for services in connection with Citi’s activities in effecting any termination of this Agreement (except the termination of Citi for cause), including reasonable expenses incurred by Citi to deliver the Fund’s property in Citi’s possession to the Fund or other persons.

SECTION 3. TERM. This Agreement shall become effective as of the date first above written and shall remain in effect indefinitely. This Agreement may be terminated without the payment of any penalty, (i) by a vote of a majority of the Fund’s Board of Directors on 60 days’ written notice to Citi or (ii) by Citi on 60 days’ written notice to the Fund. For so long as Citi continues to perform any of the services contemplated by this Agreement after termination of this Agreement (as agreed to by the Fund and Citi), the provisions of Sections 2 and 4 hereof shall continue in full force and effect.

SECTION 4. STANDARD OF CARE; LIMITATION OF LIABILITY.

(a) Citi shall use its best judgment and efforts in rendering the services described in this Agreement. Citi shall not be liable to the Fund for any action or inaction of Citi in the absence of bad faith, willful misconduct or gross negligence or based upon information, instructions or requests made to Citi by an officer of the Fund duly authorized. Citi shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement caused by circumstances beyond its reasonable control.

(b) The Fund agrees to indemnify and hold harmless Citi, its employees, agents, officers and Directors against and from any and all claims, judgments, losses, charges (including attorneys’ fees) and other reasonable expenses arising out of Citi’s actions taken or failures to act under the circumstances described in paragraph (a) of this section.

(c) Citi agrees to indemnify and hold harmless the Fund, its employees, agents, officers and Directors against and from any and all claims, judgments, losses, charges (including attorneys’ fees) and other reasonable expenses arising out of Citi’s actions taken or failures to act in cases of Citi’s own bad faith, willful misconduct or gross negligence.

(d) Neither party shall be required to indemnify the other if, prior to confessing any claim against it which may be subject to indemnification, the indemnified party does not give the indemnifying party written notice of, and reasonable opportunity to defend against, the claim.

SECTION 5. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party and on the express understanding that a delegation by Citi of its duties hereunder shall in no event relieve Citi of any of its responsibilities hereunder and Citi shall remain responsible for the performance of its duties under this Agreement as if no delegation of its duties had been made. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 6. CONFIDENTIALITY. Citi agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Citi may

(a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the Securities and Exchange Commission;

(b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c) release such other information as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Citi may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Fund.

SECTION 7. NOTICE. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties.

Notice to the Fund shall be given as follows until further notice:

Sound Shore Fund, Inc.

3435 Stelzer Road

Columbus, OH 43219

Notice to Citi shall be given as follows until further notice:

Citi Fund Services Ohio, Inc.

3435 Stelzer Road

Columbus, OH 43219

Attn: President

Copies of any notice delivered under this section shall be sent to:

Sound Shore Management, Inc.

8 Sound Shore Drive

Greenwich,

Connecticut 06836

Attn.: T. Gibbs Kane, Jr.

SECTION 8. MISCELLANEOUS.

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(c) Section and Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(d) This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Fund Accounting Agreement to be executed by their duly authorized representatives as of the day and year first written above.

SOUND SHORE FUND, INC.

By:	/s/ T. Gibbs Kane, Jr.
T. Gibbs Kane, Jr.
President

CITI FUND SERVICES OHIO, INC

By:	/s/ Fred Naddaff
Fred Naddaff
President